Exhibit 10.1

Amendment to the Employment Agreement

This Amendment to the Employment Agreement (the “Amendment”) is entered into by and between InVivo Therapeutics Holdings Corp. (the “Company”) and Richard Toselli, M.D. (the “Executive”) and shall become effective as of October 1, 2018 (the “Effective Date”).

WHEREAS, the Company and Executive are parties to an Employment Agreement dated December 18, 2017 (the “Employment Agreement”), pursuant to which Executive serves as the Company’s President and Chief Executive Officer; and

WHEREAS, the Company wishes to amend certain terms of Executive’s Employment Agreement to reflect and recognize his continued service as President and Chief Executive Officer; and

WHEREAS, Executive has agreed to the amendments of the Employment Agreement set forth in this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to the following changes to the Employment Agreement, effective as of the Effective Date:

1.         Section 2(a) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(a) Salary. For services rendered under this Agreement, the Company shall pay the Executive a base salary at the annualized rate of $480,000 (the “base salary”), paid bi-weekly in accordance with the Company’s usual payroll practices. This salary will be reviewed annually by the Board (or a designated committee thereof) and will be adjusted upward (but not downward without the Executive’s consent) no less frequently than annually.”

2.         Section 2(b) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(b) Bonuses.

(i)Annual Bonus. Following the end of each fiscal year, the Executive shall be eligible to receive an annual target bonus of 50% of the base salary, subject to his performance of specified objectives to be established by the Board (or a designated committee thereof) each fiscal year. Actual bonus payout may be below or above the annual target bonus subject to performance.

(ii)FDA Performance Bonus. The Executive is also eligible to receive a one- time lump sum payment of $150,000 should the FDA approve the Company’s Randomized Control Trial (Insipre2.0 Trial). The Company shall pay the Executive the lump sum bonus once the trial is approved by the FDA and open for enrollment.

(iii)Additional Bonus. The Executive will be paid a bonus in the amount of $360,000, less applicable taxes and withholdings (the “Total Additional Bonus”), in two installments in accordance with and subject to the following: 1) $120,000 on April 1, 2019, provided that the Executive is an active employee of the Company in his capacity as President and Chief Executive Officer through March 31, 2019 (the “First Payment”) and 2) $240,000 on July 1, 2019, provided that the Executive is an active employee of the Company in his capacity as President and Chief Executive Officer through June 30, 2019. In the event the Executive’s employment is terminated either by the Company without Cause or by the Executive for Good Reason (each as defined in Section 3), each prior to the Executive receiving either installment of the Total Additional Bonus, the Company will pay the Executive any remaining portion of the Total Additional Bonus on the payment date(s) set forth above, subject to his executing and allowing to become effective a severance and release of claims agreement as set forth in Section 4(b)(iii) herein. If, following the First Payment but prior to July 1, 2019, the Executive resigns from employment without Good Reason or his employment is terminated for Cause, the Executive shall be required to forfeit and repay the gross portion of the First Payment within sixty (60) days after the Date of Termination. For the avoidance of doubt, the Total Additional Bonus set forth in this Section 2(i) is distinct and separate from the Annual Performance Bonus set forth in Section 2(b).”

(iv)Conditions. Except as and to the extent set forth in Section 4(b) of this Agreement, Executive must be an active employee of the Company on the date the aforementioned bonuses are distributed in order to be eligible for and to earn any bonus award, as they also serve as an incentive to remain employed by the Company.”

3.         Section 4(b)(iii) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“The payment to the Executive of the amounts payable under this Section 4(b), as well as any outstanding bonus payment(s) due to the Executive after the Date of Termination in accordance with and subject to Section 2(b)(iii), shall (A) be contingent upon the Executive entering into a severance and release of claims agreement in a form reasonably acceptable to the Company and (B) constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment in the circumstances set forth in this Section 4(b).”

4.         Except as expressly modified herein, all terms of the Employment Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth below.

INVIVO THERAPEUTICS
HOLDINGS CORP.	EXECUTIVE:

/s/ Daniel Marshak	/s/ Richard Toselli
Daniel Marshak	Richard Toselli, M.D.
Chairman, Compensation Committee

October 1, 2018	October 1, 2018
Date	Date